                                                                  EXHIBIT 19-(1)

--------------------------------------------------------------------------------



                               CLOSING AGREEMENT

                                     AMONG

                           AMERAC ENERGY CORPORATION,
                                   AS BUYER,

                                      AND

                    C. J. WOFFORD, DIVERSE GP III, TRAVELERS
                  EXPLORATION COMPANY, GWEN DOHNER WILLIS, AND
                       GEORGE P. WILLIS, III, AS SELLERS


                                 April 21, 1995




--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

ARTICLE I    DEFINITIONS AND INTERPRETATION...........................   1
        1.1  Defined Terms............................................   1
        1.2  References...............................................   4
        1.3  Articles and Sections....................................   4
        1.4  "Number and Gender"......................................   4

ARTICLE II   PURCHASE AND SALE........................................   4
        2.1  Purchase and Sale........................................   4
        2.2  Reserved Assets..........................................   4
        2.3  Purchase Price...........................................   5
        2.4  Concurrent Actions.......................................   6
        2.5  Ownership of the Assets..................................   8
        2.6  Allocated Values.........................................   8

ARTICLE III  REPRESENTATIONS AND WARRANTIES...........................   8
        3.1  Representations and Warranties of Sellers................   8
        3.2  Representations and Warranties of Buyer..................  12
        3.3  Disclaimers..............................................  13

ARTICLE IV   MATTERS PRIOR TO EXECUTION...............................  13
        4.1  Matters Relating to Title................................  13
        4.2  Environmental Matters....................................  17

ARTICLE V    POST EXECUTION MATTERS...................................  17
        5.1  Settlement Statement.....................................  17
        5.2  Further Cooperation......................................  18
        5.3  Imbalances...............................................  18
        5.4  MMBtu Keep Whole.........................................  18
        5.5  Records..................................................  19
        5.6  Successor Operator.......................................  19
        5.7  Environmental Assessment and Purchase Price Adjustments..  19
        5.8  Suspense Accounts........................................  21
        5.9  Assumption of Obligations................................  21

ARTICLE VI   SURVIVAL; INDEMNIFICATION................................  21
        6.1  Survival.................................................  21
        6.2  Indemnities of Seller....................................  22
        6.3  Indemnities of Buyer.....................................  23
        6.4  Notice of Claims; Defense; Settlement....................  23
        6.5  Punitive, Incidental, and Consequential Damages..........  24

ARTICLE VII  MISCELLANEOUS............................................  24
        7.1  Exhibits.................................................  24
        7.2  Taxes and Expenses.......................................  24
        7.3  Assignment...............................................  25
        7.4  Preparation of Agreement.................................  25
        7.5  Publicity................................................  25
        7.6  Notices..................................................  25
        7.7  ENTIRE AGREEMENT; CONFLICTS..............................  27
        7.8  Parties in Interest......................................  27
        7.9  Amendment................................................  27
        7.10 Waiver; Rights Cumulative................................  27
        7.11 GOVERNING LAW; JURISDICTION, VENUE.......................  27
        7.12 Severability.............................................  28
        7.13 Counterparts.............................................  28

EXHIBITS
--------

EXHIBIT I    - Description of Assets
EXHIBIT II   - Form of Assignment and Bill of Sale

SCHEDULES
---------

Schedule 3.1(j) Preferential Purchase Rights, Consents, Areas of Mutual Interest
Schedule 3.1(m) Suspense Accounts
Schedule 3.1(p) Current Insurance Policies
Schedule 4.1(a) Title Defects Notice - S. E. Young Lease
Schedule 4.1(b) Title Defects Notice - Gladys Page Gas Unit No. 1
Schedule 4.2    Environmental Assessment Report

                               CLOSING AGREEMENT
                               -----------------


     THIS CLOSING AGREEMENT ("Agreement") is executed as of this 21st day of April, 1995, and is between C. J. WOFFORD ("Wofford"), an individual whose address is 10575 Katy Freeway, Suite 240, Houston, Texas 77224, DIVERSE GP III ("Diverse"), a Texas general partnership having as its address 16414 San Pedro, Suite 340, San Antonio, Texas 78232-2245, TRAVELERS EXPLORATION COMPANY ("Travelers"), a Texas corporation having as its address 2401 Fountainview, Suite 802, Houston, Texas 77057, and GWEN DOHNER WILLIS ("G. D. Willis") and GEORGE P. WILLIS, III as ("G.P. Willis") both of whom are individuals having as their addresses c/o C. J. Wofford, 10575 Katy Freeway, Suite 240, Houston, Texas 77224 (each individually a "Seller"; collectively, "Sellers"), and AMERAC ENERGY CORPORATION, a Delaware corporation having as its address 700 Louisiana, Suite 3330, Houston, Texas 77002-2730 ("Buyer").


                                    RECITALS
                                    --------

     Sellers desire to sell and convey, and Buyer desires to purchase and pay for, the "Assets" (as defined hereinafter) effective as of the "Effective Time" (as defined hereinafter).

     NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:


                                   ARTICLE I.
                                   ----------
                         DEFINITIONS AND INTERPRETATION
                         ------------------------------

     1.1  Defined Terms.  In addition to the terms defined in the introductory
          -------------
paragraph and the Recitals of this Agreement, for purposes hereof, the following expressions and terms shall have the meanings set forth in this Article I, unless the context otherwise requires:

     "Adjusted Purchase Price" shall have the meaning set forth in Section 2.3.
      -----------------------

     "AFE" means authority for expenditure.
      ---

     "Allocated Value,"  with respect to any Asset, means the amount set forth
      ---------------
on Exhibit I under the column "Allocated Value" for such Asset.

     "Applicable Contract" means all of the instruments or agreements that
      -------------------
pertain to the Assets and all contractually binding arrangements to which the Assets may be subject and which will be binding on the Assets or Buyer after the Closing, including, without limitation, production payment assignments; net profits interest assignments; farmin and farmout agreements; bottomhole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; options; facilities or equipment leases; and other similar contracts, agreements, and rights owned by Sellers, but exclusive of the Leases.

     "Assets" shall have the meaning set forth in Section I of the Assignment.
      ------

     "Assignment" means the Assignment and Bill of Sale from Sellers to Buyer,
      ----------
pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit II.

     "Defect Amount" shall be the dollar amounts identified as such in Schedules
      -------------
4.1(a) and 4.1(b).

     "Effective Time" means February 1, 1995, at 7:00 a.m., Central Standard
      --------------
Time.

     "Environmental Contaminants" means "hazardous substances," "pollutants or
      --------------------------
contaminants," and "petroleum, including any fraction thereof, and natural gas, liquid natural gas, or synthetic gas of pipeline quality" as those terms are defined or used in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act; the term includes naturally occurring radioactive material ("NORM") concentrated or disposed of in association with oil and gas activities.

     "Environmental Claim" means (a) any event or condition with respect to air,
      -------------------
land, soil, surface, subsurface strata, surface water, ground water, or sediments which (i) causes an Asset to become subject to remediation under, or not be in compliance with, any Environmental Law, Environmental Permit, Lease, or Applicable Contract, or (ii) results in liability to any third party for injury to or death of any person, persons, or other living thing, or damage, loss, or destruction of property, and (b) any written or oral complaint, notice, citation, claim, demand, action, suit, administrative proceeding, order, judgment, liability, or obligation of any kind or character, whether putative, threatened, or actual, asserted or assertable by, issued by, or running in favor of any third party or governmental body caused by, arising out of, resulting from, or related in any way to any event or condition described in the preceding clause (a) of this definition.

     "Environmental Laws" means all applicable federal, state, and local laws,
      ------------------
including statutes, regulations, orders, ordinances, and common law, relating to the protection of the public health, welfare, and the environment, including, without limitation, those laws relating to the storage, handling, and use of chemicals and other hazardous materials, those relating to the generation, processing, treatment, storage, transportation, disposal, or other management of waste materials of any kind, and those relating to the protection of environmentally sensitive areas.

     "Environmental Permits" shall have the meaning set forth in Section 3.1(o).
      ---------------------

     "Final Settlement Statement" shall have the meaning set forth in Section
      --------------------------
5.1.

     "Imbalance" means (a) any imbalance at the wellhead between the amount of
      ---------
hydrocarbons produced from a Well and allocable to the interests of Sellers therein and the shares of production from the relevant Well to which Sellers are entitled, and (b) any marketing imbalance between the quantity of hydrocarbons required to be delivered by Sellers under any Applicable Contract relating to the purchase and sale, gathering, transportation, storage, processing, or marketing of hydrocarbons and the quantity of hydrocarbons actually delivered by Sellers pursuant to the relevant Applicable Contract, together with any appurtenant rights and obligations concerning future in-kind and/or cash balancing at the wellhead and production balancing at the delivery point into the relevant sale, gathering, transportation, storage, or processing facility.

     "Lands" shall have the meaning set forth in Section I(a) of the Assignment.
      -----

     "Leases" shall have the meaning set forth in Section I(a) of the
      ------
Assignment.

     "MMBtu" means one million British thermal units.
      -----

     "Net Revenue Interest", as used on Exhibit I, means, with respect to any
      --------------------
Asset, the interest in and to all production of oil, gas, and other hydrocarbons produced, saved, and sold from or allocated to such Asset, after giving effect to all valid royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out of production therefrom.

     "Net Processed Gas Revenues" shall have the meaning set forth in Section
      --------------------------
5.4.

     "Net Wet Gas Revenues" shall have the meaning set forth in Section 5.4.
      --------------------

     "Personal Property" shall have the meaning set forth in Section I(e) of the
      -----------------
Assignment.

     "Preliminary Settlement Statement" shall have the meaning set forth in
      --------------------------------
Section 2.4(b).

     "Property" or "Properties" shall have the meaning set forth in Section I(b)
      --------      ----------
of the Assignment.

     "Purchase Price" shall have the meaning set forth in Section 2.3.
      --------------

     "Records" shall have the meaning set forth in Section I(f) of the
      -------
Assignment.

     "Release" means any spilling, leaking, pouring, emitting, emptying,
      -------
discharging, injection, escaping, leaching, or dumping of any Environmental Contaminant.

     "Reserved Assets" shall have the meaning set forth in Section 2.2.
      ---------------

     "Retained Suspense Account" means the suspense account maintained by
      -------------------------
Sellers and described on Schedule 3.1(m).

     "Title Defects" shall have the meaning set forth in Section 4.1.
      -------------

     "Title Defect Notice" should have the meaning set forth in Section 4.1.
      -------------------

     "Wells" shall have the meaning set forth in Section I(b) of the Assignment.
      -----

     "Working Interest", as used in Exhibit I, means, with respect to any Asset,
      ----------------
the interest in and to such Asset that is burdened with the obligation to bear and pay costs of operations on or in connection with such Asset, but without regard to the effect of any valid royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out of production therefrom.

     1.2  References.  The words "hereby," "herein," "hereinabove,"
          ----------
"hereinafter," "hereinbelow," "hereof," "hereto," "hereunder," and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular article, section, or provision of this Agreement. References in this Agreement to articles, sections, exhibits, or schedules are to such articles, sections, exhibits, or schedules of this Agreement unless otherwise specified.

     1.3  Articles and Sections.  This Agreement, for convenience only, has been
          ---------------------
divided into articles and sections. The rights and other legal relations of the parties hereto shall be determined from this Agreement as an entirety and without regard to the aforesaid division into articles and sections and without regard to headings prefixed to such articles and sections.

     1.4  "Number and Gender".  Whenever the context requires, reference herein
           -----------------
made to a single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as applicable, unless otherwise indicated.


                                  ARTICLE II.
                                  -----------
                               PURCHASE AND SALE
                               -----------------

     2.1  Purchase and Sale.  Concurrently with the execution of this Agreement,
          -----------------
and subject to the terms and conditions hereof, Sellers have sold and conveyed, and Buyer has purchased and paid for, the Assets, effective as of the Effective Time.

     2.2  Reserved Assets.  Sellers reserve and retain:  (i) all of Sellers'
          ---------------
corporate minute books, financial records, and other business records that do not relate specifically to the Assets; (ii) all cash, bank accounts, travel letter accounts, and prepaid insurance; (iii) the management information systems and other intellectual property rights of Sellers used by Sellers in the management and administration of their business and the Assets; (iv) all claims that Sellers may have under any policy of insurance maintained by Sellers other than claims relating to property damage or casualty loss affecting the Assets occurring between the Effective Time and the date of this Agreement (which claims shall be included in the Assets); (v) all claims that Sellers may have under any audit of joint interest accounts or otherwise relating to the Assets for periods prior to the Effective Time, except to the extent of any Imbalances deemed to be conveyed to Buyer as provided in Section
5.3 and any claim that is settled, compromised, or resolved in a manner that is taken into account in an adjustment of the Purchase Price or results in an obligation borne by Buyer or the Properties; (vi) all accounts receivable accrued before the Effective Time; (vii) the Retained Suspense Account; (viii) any files or records that Sellers are contractually obligated not to disclose to Buyer; and (ix) all interests and rights not specifically included in the definition of the Assets (collectively, the "Reserved Assets").

     2.3  Purchase Price.  The purchase price for the Assets is TWO MILLION NINE
          --------------
HUNDRED THOUSAND AND NO/100 DOLLARS ($2,900,000.00) (the "Purchase Price"), payable in currency of the United States, subject to adjustment as follows (the resulting amount being hereinafter referred to as "Adjusted Purchase Price"):

     (a) The Purchase Price shall be adjusted upward by the following:

          (i) the amount of the value of all merchantable oil and liquid hydrocarbons attributable to the Assets in storage or existing in stock tanks above the pipeline connection on or before the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the market value, if there is no contract price, in effect as of the Effective Time), less amounts payable as royalties, overriding royalties, and other burdens upon such production and severance taxes deducted by the purchaser of such production;

          (ii) the amount of all direct expenditures and costs and prepaid costs and expenses attributable to the Assets (excluding Sellers' overhead or administrative expenses) incurred and actually paid by or on behalf of Sellers in the ordinary course of owning and operating the Assets and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Time, including, without limitation, (A) royalties, (B) rentals and other lease maintenance payments, (C) ad valorem, property, excise, severance and production taxes and any other taxes (exclusive of income taxes) based upon or measured by the ownership of the Assets, the production of hydrocarbons, or the receipt of proceeds therefrom, and (D) expenses paid by Sellers on behalf of third parties and to which Sellers are entitled to reimbursement under applicable joint operating agreements or otherwise in connection with the operation of the Assets; and

          (iii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Sellers and Buyer.

     (b) The Purchase Price shall be adjusted downward by the following:

          (i) reductions provided for in Sections 4.1, 4.2, 5.3, 5.4, and 5.7;

          (ii) the gross proceeds received by Sellers from the sale of hydrocarbons produced from or allocable to the Assets or any Personal Property between the Effective Time and the date of this Agreement, as determined in accordance with generally accepted accounting principles;

          (iii) an amount equal to all expenditures and costs relating to the Assets, including, without limitation, unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of the Assets, the production of hydrocarbons, or the receipt of proceeds therefrom, which expenditures and costs become due and payable or accrue prior to the Effective Time and that are unpaid as of the date of this Agreement; and

          (iv) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Sellers and Buyer.

     2.4  Concurrent Actions.  Concurrently with the execution of this
          ------------------
Agreement, Sellers and Buyer have taken the following actions:

     (a) Sellers have delivered to Buyer (i) the Assignment covering the Assets in sufficient numbers of fully executed and acknowledged counterparts to facilitate recording, and (ii) such other instruments as are required to convey the Assets to Buyer in accordance with this Agreement.

     (b) Sellers and Buyer have executed and delivered to each other a preliminary settlement statement (the "Preliminary Settlement Statement"), which sets forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount. Sellers have also provided to Buyer a written designation of the accounts into which the wire transfers of funds provided for below in Section 2.4(c) are to be made.

     (c) Buyer has delivered to Sellers, or to the third parties designated by any Seller, into the accounts designated as provided above in Section 2.4(b) by bank wire transfer of same-day funds, the Adjusted Purchase Price.

     (d) Sellers have delivered on forms supplied by Buyer transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets after the Effective Time.

     (e) Each Seller has delivered to Buyer a certificate, dated and effective as of the date of this Agreement, executed by, in the case of Travelers, a duly authorized officer of Travelers, in the case of Diverse, a duly authorized partner of Diverse, and in the case of the other Sellers, each such Seller individually, certifying to Buyer that, on the date of this Agreement:

          (i) the representations and warranties made by the relevant Seller contained in this Agreement are true and correct in all material respects; and

          (ii) no suit, action, or other proceeding is pending or, to such Seller's knowledge, threatened against such Seller before any court or governmental agency which seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated in this Agreement.

The certificates of Travelers and Diverse shall also certify to the incumbency of the party or parties executing this Agreement and the Assignment on behalf of, respectively, Travelers and Diverse. The certificate of Travelers shall be accompanied by (i) a copy of each of the articles of incorporation and bylaws of Travelers, certified by the Secretary or an Assistant Secretary of Travelers, and (ii) a copy of the resolutions of the Board of Directors of Travelers, attested by the Secretary or an Assistant Secretary of Travelers, authorizing Travelers to enter into the transactions contemplated in this Agreement.

     (f) Buyer has delivered to Sellers a certificate, dated and effective as of the date of this Agreement, executed by the President of Buyer, certifying to Sellers that, on the date of this Agreement:

          (i) the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects; and

          (ii) no suit, action, or other proceeding is pending or to Buyer's knowledge threatened against Buyer before any court or governmental agency that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated in this Agreement.

Buyer has also delivered to Sellers a certificate, executed by the Secretary and an Assistant Secretary of Buyer, certifying to the incumbency of the party or parties executing this Agreement and the Assignment on behalf of Buyer, to which are attached copies certified by the Secretary or Assistant Secretary of Buyer of (i) the certificate of incorporation and bylaws of Buyer, and (ii) the Resolutions of the Board of Directors of Buyer authorizing Buyer to enter into the transactions contemplated in this Agreement.

     (g) Diverse shall have delivered to Buyer an opinion of its counsel, Messrs. Akin, Gump, Strauss, Hauer & Feld, L.L.P., to the effect that the warranties stated in Sections 3.1(a), (b), and (c) are true and correct with respect to Diverse and that L. Todd Gremillion is authorized under the terms of the partnership agreement of Diverse to execute this Agreement, the Assignment, and all other documents, instruments, and certificates required to consummate the transactions contemplated in this Agreement.

     2.5  Ownership of the Assets.  Subject to the provisions hereof, Sellers
          -----------------------
shall remain entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production, and other proceeds) and shall remain subject to the duties and obligations of such ownership, in each case attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, Buyer shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production, and other proceeds), and shall be subject to the duties and obligations of such ownership, in each case, attributable to the Assets for the period of time from and after the Effective Time. All expenses and costs attributable to the operation of the Assets, as well as all amounts payable as royalty on production from or allocable to the Assets and all other amounts payable in connection with lease maintenance or otherwise under the terms of the Leases and attributable to the Assets, in each case that are: (i) incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Sellers; and (ii) incurred with respect to operations conducted or production after the Effective Time shall be paid by or allocated to Buyer. All hydrocarbons in storage facilities above or upstream from the pipeline connection to each such storage facility, or downstream of delivery point sales meters on gas pipelines, as of the Effective Time, shall belong to Sellers, and all hydrocarbons placed in such storage facilities after the Effective Time and production upstream of the aforesaid meters on gas pipelines as of the Effective Time shall belong to Buyer and shall become a part of the Assets.

     2.6  Allocated Values.  Sellers and Buyer agree and stipulate that the
          ----------------
Allocated Values set forth for the Assets in Exhibit I have been established solely for use in calculating adjustments to the Purchase Price as provided herein, such schedule of Allocated Values being solely for the convenience of the parties. Sellers and Buyer do not intend that such schedule of Allocated Values be treated or interpreted to constitute an allocation of the Purchase Price among the Assets for federal or state income tax purposes.


                                  ARTICLE III.
                                  ------------
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     3.1  Representations and Warranties of Sellers.  Each Seller (or, when
          -----------------------------------------
indicated, one or more individual Sellers) represents and warrants, severally only and not jointly, with respect to itself, its own acts or omissions and its ownership interest in the Assets, and not with respect to the acts or omissions, or ownership interests of any other Seller, to Buyer as follows:

     (a) Travelers warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. Diverse warrants that it is a general partnership organized under the laws of the State of Texas. Travelers and Diverse each warrants, severally with respect to itself only and not jointly, that it has all requisite corporate or partnership (as applicable) power and authority to own and operate its property (including, without limitation, its interests in the Assets) and to carry on its business as now conducted.

     (b) Each Seller has full capacity, power, and authority to enter into and perform this Agreement and the transactions contemplated herein. Travelers and Diverse each warrants, severally with respect to itself only and not jointly, that the execution, delivery, and performance by Travelers and Diverse (as applicable) of this Agreement have been duly and validly authorized and approved by all necessary corporate or partnership (as applicable) action on the part of such parties. This Agreement is, and upon its execution and delivery will be, the valid and binding obligation of each Seller and enforceable against each Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (c) Travelers and Diverse each warrants, severally with respect to itself only and not jointly, that the execution, delivery, and performance by Travelers and Diverse of this Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach of any provisions of the articles of incorporation and bylaws of Travelers or the partnership agreement or other governing documents of Diverse. The execution, delivery, and performance by each Seller and the consummation of the transactions contemplated herein will not (i) violate, conflict with, constitute a default under, or result in the creation or imposition of any security interest, lien, or encumbrance against the Assets or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any Lease, Applicable Contract, mortgage, indenture, or other agreement to which any Seller is a party or by which the Assets are bound, which violation, conflict, or default might adversely affect the ability of any Seller to perform its obligations under this Agreement, or (ii) violate any order, writ, injunction, judgment, decree, statute, rule, or regulation applicable to any Seller or any of the Assets.

     (d) To the best of each Seller's knowledge, there is no suit, action, claim, investigation, or inquiry by any person or entity or by any administrative agency or governmental body (including, without limitation, expropriation or forfeiture proceedings), and no legal, administrative, or arbitration proceedings pending, or to each Seller's knowledge, threatened against such Seller or the Assets, or to which such Seller is a party, that reasonably may be expected to result in the material impairment of such Seller's title to its interest in the Assets, hinder or impede the operation of all or any portion of the Assets, or have a materially adverse effect upon the Assets or the ability of such Seller to consummate the transactions contemplated in this Agreement.

     (e) No authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any governmental authority or any other person or entity is required to authorize, or is otherwise required in connection with, the valid execution and delivery by such Seller of this Agreement or the performance by such Seller of its obligations hereunder.

     (f) Wofford warrants that, during the period of Sellers' ownership of the Assets, all ad valorem, property, production, severance, excise, and similar taxes and assessments (including penalties and interest) based on or measured by the ownership of the Assets, the production of hydrocarbons, or the receipt of proceeds therefrom that have become due and payable before the Effective Time have been properly paid.

     (g) No Seller has incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

     (h) Wofford warrants that all material Applicable Contracts are described on Exhibit I. To the best of each Seller's knowledge: (i) all Applicable Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (ii) such Seller is not in material breach or default with respect to any of its obligations pursuant to any Applicable Contract or any regulations incorporated therein or governing same; (iii) there has not occurred any event, fact, or circumstance which, with the lapse of time or the giving of notice, or both, would constitute such a breach or default by such Seller or by any other party to any Applicable Contract; (iv) each Seller has made all payments due thereunder; (v) neither such Seller nor any other party to any Applicable Contract has given or threatened to give notice of any action to terminate, cancel, rescind, or procure a judicial reformation an Applicable Contract or any provision thereof. With respect to the unit or other joint operating agreements relating to the Assets, Wofford warrants that (i) there are no outstanding calls under AFE's for payments pertaining to the Assets that are due or which any Seller has committed to make which have not made; and (ii) there are no material operations on the Assets under the operating agreements or any other Applicable Contracts with respect to which any Seller or any third party has become, or expressed an indication or intention to become, a non-consenting party.

     (i) To the best of each Seller's knowledge, after due inquiry: (i) the Leases have been maintained according to their terms, in compliance with all agreements to which the Leases are subject, and are presently in full force and effect; (ii) such Seller is not in material breach or default with respect to any of its obligations pursuant to any Lease; (iii) such Seller has made, or caused to be made, all payments, including royalties, delay rentals, shut-in well payments, and other lease maintenance payments, due in respect of the Leases thereunder; (iv) no other party owning an interest in any Lease is in breach or default with respect to any of its obligations thereunder; (v) there has not occurred any event, fact, or circumstance that, with the lapse of time or the giving of notice, or both, would constitute such a breach or default on behalf of such Seller or with respect to any other party owning an interest in any Lease; and (vi) no lessor under any Lease has given or to such Seller's knowledge threatened to give notice of any action to terminate, cancel, rescind, or procure a judicial reformation of any Lease or any provisions thereof.

     (j) Wofford warrants that, except as otherwise set forth on Schedule 3.1(j), none of the Assets are subject to a preferential purchase right, third party consent to assignment requirement, area of mutual interest, or similar right or restriction, the satisfaction of which may be required for Sellers to consummate this Agreement or to execute and deliver this Agreement and the Assignment.

     (k) To the best of each Seller's knowledge, such Seller has complied in all material respects with all laws, rules, regulations, ordinances, codes, orders, licenses, and permits relating to the Assets, including, without limitation, labor, civil rights, occupational safety and health, and anti-trust laws. Wofford warrants that Wofford has all governmental licenses and permits, and has properly made all filings, necessary or appropriate to obtain such licenses or permits and to own and operate the Assets as presently being owned and operated. To the best of each Seller's knowledge: (i) such licenses, permits, and filings are in full force and effect; (ii) no material violations exist or have been recorded with respect to any such licenses, permits, or filings; and (iii) no proceeding is pending or, to each Seller's knowledge, threatened, which purports to challenge, revoke, or limit any of such licenses, permits, or filings.

     (l) All hydrocarbons produced from the Assets and attributable to the interests of Sellers therein are currently being marketed on behalf of Sellers by Wofford as operator under the applicable joint operating agreement. Wofford warrants that the Assets are not subject to any contract for the sale of hydrocarbons, except those contracts for the sale of hydrocarbons which are terminable within thirty one (31) days or less. To the best of each Seller's knowledge, after due inquiry, there exist no claims that have been asserted against any Seller by oil or gas purchasers for any refund with respect to proceeds from the sale of hydrocarbons produced from the Assets, and each Seller is currently receiving, with respect to hydrocarbons produced from all of the Assets, the prices provided for under the contracts governing the purchase of the hydrocarbons. Wofford warrants that no person has any call upon, option to purchase, or other right with respect to any Seller's share of production from the Assets, whether upon the transfer of any of the Assets or otherwise, and that no Seller is obligated, by virtue of (i) any prepayment, take-or-pay, or similar arrangement, (ii) a production payment, or (iii) any other arrangement, to deliver hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving full payment therefor.

     (m) Wofford warrants that Schedule 3.1(m) is a complete listing of all amounts held in suspense by Sellers with respect to any production of hydrocarbons from any of the Assets, including the name of the relevant Lease or Well, the amount held in suspense, the payee or potential payee with respect thereto, and the reason such amounts are being held in suspense.

     (n) Wofford warrants that each Seller is current with respect to all payments owed to vendors, contractors, or sub-contractors and in its disbursements to royalty owners and other parties to whom each Seller has a duty to pay or disburse.

     (o) Wofford warrants that Wofford has all permits, licenses, certificates, approvals, registrations, and applications ("Environmental Permits") necessary under applicable Environmental Laws for the ownership and operation of the Assets, and that all such Environmental Permits are currently in full force and effect. To the best of each Seller's knowledge, after due inquiry, such Seller and the Assets and the ownership and operation thereof are in compliance with all applicable Environmental Laws and with all terms and conditions of all Environmental Permits. No Seller has received a notice of a claim, and no Seller is otherwise aware of any facts, conditions, or circumstances in connection with, related to, or associated with such Seller's use, ownership, or operation of the Assets that may give rise to any claim, that: (i) such Seller has violated, or is about to violate, any Environmental Law; (ii) there has been a Release, or there is a threat of a Release, of Environmental Contaminants from the Assets for which such Seller is or may be liable to any third party for injury to or death of any person, persons, or other living things, or damage to or loss or destruction of property; (iii) such Seller may be or is liable, in whole or in part, for the costs of cleaning up, remediating, removing, or responding to a Release or a threat of a Release of Environmental Contaminants; or (iv) the Assets are subject to a lien in favor of any governmental entity for any liability, costs, or damages under any Environmental Laws arising from, or costs incurred by such governmental entity in response to, a release of Environmental Contaminants.

     (p) Wofford warrants that Schedule 3.1(p) sets forth a list of all insurance policies maintained by or on behalf of Sellers with respect to the Assets. Wofford has maintained such insurance policies in full force and effect through the date of this Agreement. Wofford has made available to Buyer true and correct copies of such insurance policies.

     (q) No representation or warranty by any Sellers in this Agreement, or in any schedule or exhibit to this Agreement, or any certificate or document furnished or to be furnished by any Sellers on the Closing Date, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading; provided, however, that this warranty is limited solely to matters of fact and specifically excludes any statement or forecast of existing or future reserves, geologic and engineering interpretations, forecasts, estimates, and economic assumptions, including, without limitation, (i) future prices of production, (ii) future operating costs, (iii) future capital expenditures, (iv) projections and estimates of future production and reserves, and (v) prospects for drilling additional wells.

     3.2  Representations and Warranties of Buyer.  Buyer represents and
          ---------------------------------------
warrants to Sellers the following:

     (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its property and to carry on its business as now conducted.

     (b) Buyer has full capacity, power, and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery, and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer, and this Agreement is, and upon its execution and delivery will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (c) The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the articles or certificate of incorporation and bylaws of Buyer, (ii) result in a material default or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound, or (iii) violate any order, writ, injunction, judgment, decree, statute, rule, or regulation applicable to Buyer or any of its property.

     (d) To the best of Buyer's knowledge, there is no suit, action, claim, investigation, or inquiry by any person or entity or by any administrative agency or governmental body (including, without limitation, expropriation or forfeiture proceedings), and no legal, administrative, or arbitration proceedings pending, or to Buyer's knowledge, threatened against Buyer, or to which Buyer is a party, that reasonably may be expected to have a materially adverse effect upon the ability of Buyer to consummate the transactions contemplated in this Agreement.

     (e) No authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any governmental authority or any other person or entity is required to authorize, or is otherwise required in connection with, the valid execution and delivery by Buyer of this Agreement or the performance by Buyer of its obligations hereunder.

     (f) Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Sellers shall have any responsibility whatsoever.

     3.3  Disclaimers.  To the extent required by applicable law to be
          -----------
operative, the disclaimers of certain warranties contained in this Section 4.3 are "conspicuous disclaimers" for purposes of any applicable law, rule, or order. EXCEPT AS OTHERWISE PROVIDED HEREIN, BUYER AGREES THAT SELLERS ARE CONVEYING THE PERSONAL PROPERTY WITHOUT REPRESENTATION OR WARRANTY, EITHER EXPRESSED, IMPLIED AT COMMON LAW, BY STATUTE, OR OTHERWISE (ALL OF WHICH SELLERS HEREBY DISCLAIM), RELATING TO (i) MERCHANTABILITY, DESIGN, OR QUALITY, (ii) FITNESS FOR ANY PARTICULAR PURPOSE, (iii) COMPLIANCE WITH SPECIFICATIONS OR CONDITIONS REGARDING OPERATION, (iv) ABSENCE OF LATENT DEFECTS, OR (v) ANY OTHER MATTER WHATSOEVER.


                                  ARTICLE IV.
                                  -----------
                           MATTERS PRIOR TO EXECUTION
                           --------------------------

     4.1  Matters Relating to Title.  Prior to the date of execution of this
          -------------------------
Agreement, Buyer has conducted such examinations of Sellers' title to the Assets and performed such other due diligence relating to Sellers' title to the Assets as Buyer deems appropriate. In addition, prior to the date of execution of this Agreement, Buyer has delivered to Sellers written notices of all defects in or objections to the title of Sellers, or any of them, to the Assets identified by Buyer pursuant to the performance of such title examinations and other title due diligence ("Title Defect Notices"). A copy of the Title Defect Notice for the
S. E. Young Lease is attached hereto as Schedule 4.1(a), and a copy of the Title Defect Notice for the Gladys Page Gas Unit No. 1 is attached hereto as Schedule 4.1(b). Terms defined in Schedules 4.1(a) and 4.1(b) will have the same meanings when used in this Agreement unless expressly stated otherwise. The defects in and objections to Sellers' title to the Assets identified by Buyer in Schedules 4.1(a) and 4.1(b) ("Title Defects") and the disposition of such Title Defects agreed upon by Sellers and Buyer are as follows:

     (a) With respect to the Title Defects identified on Schedule 4.1(a) for the
S. E. Young Lease:

     (i) With respect to item d under Title Defect 1 on Schedule 4.1(a) and item b under Title Defect 2 on Schedule 4.1(a), relating to the release of a lien and security interest created under the "Gulf South Exploration Deed of Trust", as defined in Title Defect 1, Travelers has provided to Buyer a full release of such lien and security interest, thereby satisfying in full Title Defects 1 and 2 with respect to the Gulf South Exploration Deed of Trust. Buyer agrees that neither Travelers nor Wofford shall have any further obligation, responsibility, or liability with respect thereto.

     (ii) With respect to items a, b, and c of Title Defect 1 on Schedule 4.1(a), relating to the unreleased liens and security interests created under the "AFI First Lien Deeds of Trust", the "AFI Second Lien Deed of Trust", and the "Woolf & Magee Deed of Trust", as defined in Title Defect 1, no curative has been provided. Travelers agrees to use all reasonable commercial efforts to obtain releases of these liens and security interests. Travelers shall indemnify and hold harmless Buyer and its affiliates, partners, officers, directors, shareholders, employees, agents, and representatives from and against any and all claims, demands, actions, causes of action, suits, controversies, losses, judgments, damages, liabilities, costs, expenses, obligations, and deficiencies (including, without limitation, reasonable attorneys' fees and other costs and expenses of Buyer incident to the defense of any claim that results in litigation, or the settlement of any claim, or the enforcement by Buyer of the provisions of this Section 4.1(a)(ii)) caused by, arising out of, resulting from, or relating to the attempted enforcement by the mortgagee/secured party thereunder of the unreleased deed of trust liens and security interests identified as items a, b, and c in Title Defect 1 against the interest of Travelers in the S. E. Young Lease; provided, however, that in no event shall Travelers' liability to Buyer under this indemnity exceed the Defect Amount set forth for Title Defect 1 on Schedule 4.1(a). If Travelers obtains and provides to Buyer full and complete releases of the liens and security interests identified as items a, b, and c in Title Defect 1, Buyer shall promptly release Travelers from the indemnity given by Travelers under this
Section 4.1(a)(ii), and Travelers shall have no further obligation, responsibility, or liability to Buyer with respect thereto.

     (iii) With respect to item a under Title Defect 2 on Schedule 4.1(a), relating to the unreleased lien and security interest created under the Woolf & Magee Deed of Trust, no curative has been provided. Wofford agrees to assist Travelers in Travelers' efforts to obtain a release of this lien and security interest. Wofford shall indemnify and hold harmless Buyer and its affiliates, partners, officers, directors, shareholders, employees, agents, and representatives from and against any and all claims, demands, actions, causes of action, suits, controversies, losses, judgments, damages, liabilities, costs, expenses, obligations, and deficiencies (including, without limitation, reasonable attorneys' fees and other costs and expenses of Buyer incident to the defense of any claim that results in litigation, or the settlement of any claim, or the enforcement by Buyer of the provisions of this Section 4.1(a)(iii)) caused by, arising out of, resulting from, or relating to the attempted enforcement by the mortgagee/secured party thereunder of the unreleased deed of trust lien and security interest identified as item a in Title Defect 2 against the interest of Wofford in the S. E. Young Lease; provided, however, that in no event shall Wofford's liability to Buyer under this indemnity exceed the Defect Amount set forth for Title Defect 2 on Schedule 4.1(a). If either Travelers or Wofford obtains and provides to Buyer a full and complete release of the lien and security interest identified as item a under Title Defect 2, Buyer shall promptly release Wofford from the indemnity given by Wofford under this Section 4.1(a)(iii), and Wofford shall have no further obligation, responsibility, or liability to Buyer with respect thereto.

     (iv) With respect to Title Defect 3 on Schedule 4.1(a), relating to the liens and security interests created under the deeds of trust identified in items a and b thereof, G. P. Willis has provided to Buyer full and complete releases of such liens and security interests, thereby satisfying in full Title Defect 3. Buyer agrees that G. P. Willis shall have no further obligation, responsibility, or liability to Buyer with respect to Title Defect 3.

     (v) With respect to Title Defect 4 on Schedule 4.1(a), relating to an over-conveyance of interests in the S. E. Young Lease by Wofford to R. J. Kucel, Wofford has provided to Buyer a Partial Assignment of Interest in Oil, Gas, and Mineral Lease dated April 20, 1995, from R. J. Kucel to Wofford, which satisfies in full Title Defect 4. Buyer agrees that Wofford shall have no further obligation, responsibility, or liability to Buyer with respect to Title Defect 4.

     (vi) With respect to Title Defect 5 on Schedule 4.1(a), relating to the manner of calculating certain overriding royalty interests conveyed to J. W. Roach and Randy Garnett, no curative has been provided. Wofford shall indemnify and hold harmless Buyer and its affiliates, partners, officers, directors, shareholders, employees, agents, and representatives from and against any and all claims, demands, actions, causes of action, suits, controversies, losses, judgments, damages, liabilities, costs, expenses, obligations, and deficiencies (including, without limitation, reasonable attorneys' fees and other costs and expenses of Buyer incident to the defense of any claim that results in litigation, or the settlement of any claim, or the enforcement by Buyer of the provisions of this Section 4.1(a)(vi)) caused by, arising out of, resulting from, or relating in any way to the subject matter of Title Defect 5; provided, however, that in no event shall Wofford's liability to Buyer under this indemnity exceed the Defect Amount set forth for Title Defect 5 on Schedule 4.1(a). If Wofford obtains and provides to Buyer the curative material described in Title Defect 5, Buyer shall promptly release Wofford from the indemnity given by Wofford under this Section 4.1(a)(vi), and Wofford shall have no further obligation, responsibility, or liability to Buyer with respect thereto.

     (b) With respect to the Title Defects identified on Schedule 4.1(b) for the Gladys Page Gas Unit No. 1:

     (i) With respect to the unreleased lien and security interest identified as item c under Title Defect 1 on Schedule 4.1(b), Travelers has provided to Buyer a full and complete release of such lien and security interest, thereby satisfying in full Title Defect 1 with respect to such lien and security interest. Buyer agrees that neither Travelers nor Wofford shall have any further obligation, responsibility, or liability to Buyer with respect thereto.

     (ii) With respect to the production payment identified as item a in Title Defect 1 on Schedule 4.1(b) and the unreleased liens and security interests identified as item b under such Title Defect 1 and in Title Defect 2 on Schedule 4.1(b), no curative has been provided. Travelers agrees to use all reasonable commercial efforts to obtain releases of such production payment and unreleased liens and security interests. Travelers and Wofford agree, severally as to their individual interests in the Gladys Page Gas Unit No. 1 only and not jointly, to indemnify and hold harmless Buyer and its affiliates, partners, officers, directors, shareholders, employees, agents, and representatives from and against any and all claims, demands, actions, causes of action, suits, controversies, losses, judgments, damages, liabilities, costs, expenses, obligations, and deficiencies (including, without limitation, reasonable attorneys' fees and other costs and expenses of Buyer incident to the defense of any claim that results in litigation, or the settlement of any claim, or the enforcement by Buyer of the provisions of this Section 4.1(b)(ii)) caused by, arising out of, resulting from, or relating to the attempted enforcement by the payee or the mortgagee/secured party, as applicable, of such production payment and/or unreleased liens and security interests identified as items a and b in Title Defect 1 and in Title Defect 2 against the interests in the Gladys Page Unit No. 1 of, respectively, Travelers and/or Wofford; provided, however, that in no event shall the liability of either Travelers or Wofford to Buyer under this indemnity exceed the Defect Amount set forth for such party in Title Defect 1 on Schedule 4.1(b) or the Defect Amount set forth for such party in Title Defect 2 on Schedule 4.1(b), as applicable. If either Travelers or Wofford obtains and provides to Buyer full and complete releases of the production payment and the liens and security interests identified as items a and b under Title Defect 1 and in Title Defect 2, Buyer shall promptly release Travelers and/or Wofford, as applicable, from the indemnity given by such party under this
Section 4.1(b)(ii), and neither Travelers nor Wofford, as applicable, shall have any further obligation, responsibility, or liability to Buyer with respect thereto.

     (iii) With respect to Title Defect 3 on Schedule 4.1(b), relating to an over-conveyance by John V. Melcher to F&W Royalty of interests in the "Page/Roach Lease", as defined in Title Defect 3, covering Tract 2 of the Gladys Page Gas Unit No. 1, Sellers have provided to Buyer a counterpart of a Stipulation of Interest and Cross Conveyance relating to the Gladys Page Gas Unit No. 1 executed by Sellers and F&W Royalty that satisfies Title Defect 3 in full. Buyer agrees that no Seller shall have any further obligation, responsibility, or liability to Buyer with respect to Title Defect 3.

     (iv) With respect to Title Defect 4 on Schedule 4.1(b), relating to certain over-conveyances by Thunderbay Corporation of interests in those Leases comprising the Gladys Page Gas Unit No. 1, Travelers has provided to Buyer counterparts of a Stipulation of Interest and Cross Conveyance relating to the Gladys Page Gas Unit No. 1 executed by Sellers, Paladin Resources Corporation, and Paladin Resources Corporation, as Trustee under the Thunderbay 1981 Exploration Program Operating Agreement, but not by Petrox Corporation or Marker & Associates. Travelers agrees to use all reasonable commercial efforts to obtain the execution of such Stipulation of Interest and Cross Conveyance by such parties. Travelers shall indemnify and hold harmless Buyer and its affiliates, partners, officers, directors, shareholders, employees, agents, and representatives from and against any and all claims, demands, actions, causes of action, suits, controversies, losses, judgments, damages, liabilities, costs, expenses, obligations and deficiencies (including, without limitation, reasonable attorneys' fees and other costs and expenses of Buyer incident to the defense of any claim that results in litigation, or the settlement of any claim, or the enforcement by Buyer of the provisions of this Section 4.1(b)(iv)), caused by, arising out of, resulting from, or relating in any way to the failure of Travelers to obtain the execution of such Stipulation of Interest and Cross Conveyance by Petrox Corporation and Marker & Associates; provided, however, that in no event shall Travelers' liability to Buyer under this indemnity exceed the Defect Amount set forth for Title Defect 4 in Schedule 4.1(b). If Travelers obtains and provides to Buyer counterparts of such Stipulation of Interest and Cross Conveyance executed by Marker & Associates and Petrox Corporation, Buyer shall promptly release Travelers from the indemnity given by Travelers under this Section 4.1(b)(iv), and Travelers shall have no further obligation, responsibility, or liability to Buyer with respect to Title Defect 4.

     (v) With respect to Title Defect 5 on Schedule 4.1(b), relating to the need for an assignment from the Tara Dawn Henson Trust into Wofford and G. D. Willis of an undivided 2.14167% leasehold interest in those Leases comprising the Gladys Page Gas Unit No. 1, Wofford has provided to Buyer a counterpart of the Stipulation of Interest and Cross Conveyance pertaining to the Gladys Page Gas Unit No. 1 executed by Sellers and R. J. Kucel, as Trustee of the Tara Dawn Henson Trust, that satisfies in full Title Defect 5. Buyer agrees that neither Wofford nor G. D. Willis shall have any further obligation, responsibility, or liability to Buyer with respect to Title Defect 5.

     (c) Except to the extent otherwise provided in this Section 4.1, and except to the extent of any liability that any Seller may have under its special warranty of title contained in the Assignment, Buyer accepts title to the Assets "AS IS, WHERE IS", and no Seller shall have any further obligation, responsibility, or liability to Buyer with respect thereto.

     4.2  Environmental Matters.  Prior to the date of execution of this
          ---------------------
Agreement, Buyer has caused ENTRIX to perform the limited environmental assessment of the Assets described in the report from Richard M. Myers, Senior Management Consultant for ENTRIX, to Mr. Jeffrey B. Robinson of Buyer attached to this Agreement as Schedule 4.2. Based upon Buyer's review of Schedule 4.2, Buyer hereby waives all Environmental Claims (if any) identified in Schedule 4.2 and agrees that no Seller shall have any obligation, responsibility, or liability to Buyer with respect thereto.


                                   ARTICLE V.
                                   ----------
                             POST EXECUTION MATTERS
                             ----------------------

     5.1  Settlement Statement.  On or before ninety (90) days after the date of
          --------------------
execution of this Agreement, a final accounting statement will be prepared by Buyer, subject to verification by Sellers, which takes into account all final adjustments made to the Purchase Price (the "Final Settlement Statement"). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer or Sellers shall agree on the Final Settlement Statement and, as the case may be, shall pay to the other such sums as may be found to be due in the final accounting. All amounts paid pursuant to this
Section 5.1 shall be delivered by wire transfer of immediately available funds to the account specified in writing by the relevant party. If Buyer and Sellers are unable to agree on the Final Settlement Statement on or before thirty (30) days after receipt by Sellers of the Final Settlement Statement from Buyer, then Buyer and Sellers shall submit all unresolved claims and amounts to arbitration in accordance with Section the following procedure. Any dispute, claim, or controversy arising under this
Section 5.1 shall be finally settled under and in accordance with the rules of the American Arbitration Association by three (3) arbitrators each with ten (10) years or more experience in the oil and gas industry. The place of arbitration shall be Houston, Texas. The law governing all such disputes shall be the laws of the State of Texas without regard to conflict of law principles. Prior to initiating arbitration proceedings, the party seeking to initiate arbitration shall give the other parties hereto thirty (30) days prior notice of its intention to initiate arbitration proceedings.

     5.2  Further Cooperation.  After the date of execution of this Agreement,
          -------------------
Buyer and Sellers shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer's title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. If any party hereto receives monies belonging to the other, such amount shall be accounted for in the Final Settlement Statement. If an invoice or other evidence of an obligation is received by a party, which is partially an obligation of both Sellers and Buyer, then the parties shall consult with each other, and an adjustment for such amount will be made on the Final Settlement Statement.

     5.3  Imbalances.  Sellers' understand that Buyer has not included in its
          ----------
engineering pertaining to the Assets the effect of any Imbalances with respect to production taken or marketed from or attributable to the Assets. If either Sellers or Buyer determines, within forty-five (45) days after the date of execution of this Agreement that Imbalances exist that have not previously been disclosed with respect to the Assets, then, subject to the verification by the other party, the Purchase Price shall be adjusted (a) upward by an amount equal to (i) the current market value of any hydrocarbons that any Seller, as an underproduced party, may be entitled to take in excess of its undivided interests in the Assets as the result of the existence of an Imbalance at the wellhead or (ii) the amount of any payments received by any Seller for any hydrocarbons that have not been delivered to the relevant purchaser or transporter as a result of the existence of a marketing Imbalance, and (b) downward by an amount equal to the current market value of any hydrocarbons that other parties may be entitled to recover from the Assets in excess of such other parties' undivided interests therein as the result of the existence of an Imbalance at the wellhead as to which any Seller is an overproduced party. Each affected Seller shall thereupon be deemed to have assigned to Buyer all of such Seller's rights, titles, interests, obligations, and liabilities in and with respect to any such Imbalances, and such Imbalances shall be deemed to be part of the Assets. Upon the payment of the Imbalance amount by the appropriate party, Sellers and Buyer agree to waive any and all claims or rights relating to the relevant Imbalance under this Agreement against the other party.

     5.4  MMBtu Keep Whole.  If the net revenues received by Sellers from the
          ----------------
sale of gas produced from the Assets during the period beginning at the Effective Time and ending on June 1, 1995, at 7:00 a.m., Central Daylight Time, calculated based upon the sum of the proceeds received by Sellers for the sale of natural gas liquids
---
removed from such gas production by processing pursuant to existing, gas processing agreements plus the proceeds received by Sellers from the sale of
                      ----
residue gas after processing, less amounts payable as royalty, overriding
                              ----
royalty, and other burdens on such production and applicable severance taxes ("Net Processed Gas Revenues"), are less than, on a cumulative basis, the amount determined by (a) multiplying the price per MMBtu received by Sellers for the
                  -----------
sale of residue gas after processing by the number of MMBtu of unprocessed gas
                                     --
produced from the Assets during the indicated period, and then (b) deducting
                                                                   ---------
from the product of such multiplication amounts that would be payable as royalty, overriding royalty, and other burdens on such production and applicable severance taxes ("Net Wet Gas Revenues"), the Purchase Price shall be reduced by an amount equal to the difference obtained by subtracting the Net Processed Gas Revenues from the Net Wet Gas Revenues, provided, however, that the aggregate adjustment made in accordance with this Section 5.4 shall not exceed THIRTY THOUSAND AND NO/100 DOLLARS ($30,000.00). Such determination shall not be made until after June 1, 1995, and any adjustment to the Purchase Price pursuant to this Section 5.4 shall be taken into account in the preparation of the Final Settlement Statement.

     5.5  Records.  At any time after the date of execution of this Agreement
          -------
pursuant to Buyer's reasonable instructions, Sellers shall deliver to Buyer possession and control of the Assets and the Records. Buyer shall be entitled to all original Records affecting all of the Assets.

     5.6  Successor Operator.  While Buyer represents that it desires to succeed
          ------------------
Wofford as operator of the Assets, Buyer acknowledges and agrees that Sellers cannot and do not covenant or warrant that Buyer shall become successor operator of the Assets. Sellers agree, however, that they shall support, designate, and/or appoint by assignment, to the extent legally possible, Buyer as successor operator. When it will facilitate the appointment of Buyer as successor operator, Wofford will resign as operator and shall support Buyer as successor operator.

     5.7  Environmental Assessment and Purchase Price Adjustments.
          -------------------------------------------------------

     (a) If, during the period beginning on the date of execution of this Agreement and ending forty-five (45) days thereafter, Buyer identifies the existence of an Environmental Claim which originated prior to the date of execution hereof, was not the subject of an adjustment to the Purchase Price pursuant to Section 4.2, and was not identified in Schedule 4.2, Buyer shall provide to Sellers written notice of such Environmental Claim, together with associated supporting reports, data, analysis, and conclusions (which Sellers shall keep strictly confidential unless otherwise required by law or regulation), no later than 5:00 p.m., Central Daylight Time, on the forty-fifth
(45th) day after the date of execution hereof. All such Environmental Claims not asserted in a timely manner as provided in this Section 5.7(a) shall be deemed to have been waived by Buyer. In addition, each Seller agrees promptly to notify Buyer of any Environmental Claims discovered by such Seller prior to the date of execution of this Agreement or by third parties or governmental bodies prior to the expiration of such forty-five (45) day period that such Seller becomes aware of and that originated prior to the date of execution hereof. Sellers and Buyer shall attempt, in good faith, to agree upon the methods of remediating all such Environmental Claims asserted by Buyer as provided in this Section 5.7(a) and the estimates of the costs of such remediations.

     (b) If Sellers and Buyer agree upon the method of remediating the relevant Environmental Claim and the estimate of the cost of such remediation, Sellers may elect: (i) to remedy such Environmental Claim at their sole cost, risk, and expense in accordance with applicable laws and regulations; or (ii) to accept a reduction in the Purchase Price in an amount equal to the lesser of (A) the
                                                          ------
agreed upon estimate of the cost of remediating such Environmental Claim, or (B) ten percent (10%) of the Allocated Value of the Asset to which such Environmental Claim relates; provided, however, that if the agreed upon estimate of the cost to remediate the relevant Environmental Claim is, in the aggregate, greater than ten percent (10%) of the Allocated Value of the Assets to which such Environmental Claim relates, Buyer shall have the additional option to decline to purchase all of the Assets and to terminate this Agreement.

     (c) (i) If Sellers and Buyer agree upon the method of remediating the relevant Environmental Claim, but are unable to agree, after meeting in good faith, on the estimate of the cost of such remediation, and Sellers' estimate of the cost to remediate the relevant Environmental Claim is, in the aggregate, an amount less than ten percent (10%) of the Allocated Value of the Asset to which such Environmental Claim relates, Sellers may elect: (A) to remedy such Environmental Claim at their sole cost, risk, and expense in accordance with applicable laws and regulations; or (B) to accept a reduction in the Purchase Price in an amount equal to Sellers' estimate of the cost of remediating such Environmental Claim.

     (ii) If Sellers and Buyer are unable to agree, after meeting in good faith, on either the method of remediating the relevant Environmental Claim or an estimate of the cost of such remediation, and Sellers' estimate of the cost of remediation is, in the aggregate, an amount less than ten percent (10%) of the Allocated Value of the Asset to which such Environmental Claim relates, Buyer shall accept all of the Assets and shall be entitled to receive a reduction in the Purchase Price in an amount equal to Sellers' estimate of the cost of remediating such Environmental Claim.

     (iii) If Sellers and Buyer are unable to agree, after meeting in good faith, on either the method of remediating the relevant Environmental Claim or an estimate of the cost of such remediation, and Sellers' estimate of the cost of such remediation is, in the aggregate, an amount greater than or equal to ten percent (10%) of the Allocated Value of the Asset to which the relevant Environmental Claim relates, Buyer may elect: (A) to accept all of the Assets subject to the unremediated Environmental Claim and receive a reduction in the Purchase Price in an amount equal to ten percent (10%) of the Allocated Value of the Asset to which such Environmental Claim relates; or (B) to decline to purchase all of the Assets and to terminate this Agreement.

     (d) If Buyer accepts the Assets subject to an unremediated Environmental Claim and receives a reduction in the Purchase Price under either Section 5.7(b) or (c), no Seller shall have any further obligation to attempt to cure the relevant Environmental Claim. Any reductions in the Purchase Price resulting from this Section 5.7 shall be accomplished pursuant to the final accounting provided for in Section 5.1. If Buyer declines to purchase the Assets pursuant to either Section 5.7(b) or 5.7(c) after the date of execution of this Agreement, Buyer shall reconvey the Assets to Sellers at the time of the final settlement of accounts of Sellers and Buyer under
Section 5.1 pursuant to a form of assignment substantially similar to the Assignment. Further, if Buyer declines to purchase the Assets pursuant to either Section 5.7(b) or 5.7(c), Buyer shall execute any instruments necessary to release any insurance proceeds with respect to the Assets to Sellers, and Sellers shall retain all insurance proceeds received by them with respect to any such Environmental Claim. The final adjustments made to the Purchase Price pursuant to Section 5.1 shall include adjustments to reflect revenues received and expenses paid by Buyer after the Effective Time with respect to any such reconveyed Asset.

     5.8  Suspense Accounts.  Concurrently with the execution of this Agreement,
          -----------------
Sellers have paid to Buyer all monies held in suspense by Sellers (other than amounts held in the Retained Suspense Account, amounts held in suspense solely as offsets to sums owed to Sellers for the period prior to the Effective Time, and amounts attributable to the interests of Sellers in the Assets for periods prior to the Effective Time) that relate to the Assets, together with a written explanation (as contained in Sellers' files) concerning why such monies are held in suspense. Buyer agrees to take and apply such funds in a manner consistent with prudent oil and gas business practices. Wofford shall retain all monies held in the Retained Suspense Account and all obligations and liabilities associated with the disbursement of such monies and the resolution of the dispute or disputes that gave rise to the suspension of such monies. Buyer shall have no obligation or liability with respect to the disbursement of such monies or such underlying disputes. Wofford shall indemnify and hold harmless Buyer and its affiliates, partners, officers, directors, shareholders, employees, agents, and representatives from and against any and all claims, demands, actions, causes of action, suits, controversies, losses, judgments, damages, liabilities, costs, expenses, obligations, and deficiencies (including, without limitation, reasonable attorneys' fees and other costs and expenses of Buyer incident to the defense of any claim that results in litigation or the settlement of any claim, or the enforcement by Buyer of the provisions of this indemnity) caused by, arising out of, resulting from, or relating in any way to, and to pay Buyer any sum that Buyer pays or becomes obligated to pay on account of, the disbursement of monies held in the Retained Suspense Account and the disputes that gave rise to the suspension of such monies.

     5.9  Assumption of Obligations.  Buyer agrees to assume and shall pay,
          --------------------------
perform, and discharge all obligations of Sellers relating to the Assets to the extent that such obligations (a) are attributable to the Assets and (b) relate to operations occurring on or after the Effective Time, except those obligations accruing or arising from a breach by Sellers of any representation, warranty, covenant, or agreement contained herein.


                                  ARTICLE VI.
                                  -----------
                           SURVIVAL; INDEMNIFICATION
                           -------------------------

     6.1  Survival.  All representations and warranties of Sellers and Buyer
          --------
under this Agreement shall survive the delivery of the Assignment, to the extent such representations and warranties are made on the date of this Agreement and provided that such survival does not obligate any Seller to make any further representations and warranties after the date of this Agreement, regardless of any investigation at any time made by or on behalf of Sellers or Buyer or of any information Sellers or Buyer may have with respect thereto. After the date of execution of this Agreement, any assertion by Buyer that any Seller is liable for the inaccuracy or breach of any representation or warranty, other than the warranties contained in Section 3.1(o), must be made by Buyer in writing and must be given to the relevant Seller no later than 5:00 p.m., Central Daylight Time, on the ninetieth
(90th) day after the date of execution of this Agreement. If Buyer fails to provide such notice to the relevant Seller on or before the expiration of such 90-day period, such Seller's liability for such inaccuracy or breach shall terminate. After the date of execution of this Agreement, any assertion by Buyer that any Seller is liable for the inaccuracy or breach of the warranties contained in Section 3.1(o) must be made by Buyer in accordance with the provisions of Section 5.7(a). Buyer's sole and exclusive remedy for any inaccuracy in or breach of the warranties contained in Section 3.1(o) shall be limited to the provisions of Section 5.7. After the date of execution of this Agreement, any assertion by any Seller that Buyer is liable for the inaccuracy or breach of any representation or warranty must be made by the relevant Seller in writing and must be given to Buyer no later than 5:00 p.m., Central Daylight Time, on the ninetieth (90th) day after the date of execution hereof. If the Seller asserting such inaccuracy or breach fails to deliver such written notice thereof to Buyer on or before the expiration of such 90-day period, Buyer's liability for such inaccuracy or breach shall terminate. All notices given pursuant to this Section 6.1 shall state the facts known to the party asserting the relevant inaccuracy or breach that give rise to such notice in sufficient detail to allow the party against whom such inaccuracy or breach is asserted to evaluate the claim. All covenants, indemnities (but only to the extent provided in Sections 4.1, 5.8, 6.2, and 6.3), and agreements shall survive the delivery of the Assignment and shall remain effective regardless of any investigation at any time made by or on behalf of Sellers or Buyer or of any information Sellers or Buyer may have with respect thereto.

     6.2  Indemnities of Seller.  Notwithstanding the Closing, and regardless of
          ---------------------
any investigation made at any time by or on behalf of Buyer or any information Buyer may have, and in addition to the indemnities of certain individual Sellers under Section 4.1 and the indemnity of Wofford under Section 5.8, each Seller, severally in accordance with its interests in the Assets and not jointly, shall indemnify and hold harmless Buyer and its affiliates, partners, officers, directors, shareholders, employees, agents, and representatives, from and against any and all claims, demands, actions, causes of action, suits, controversies, losses, judgments, damages, liabilities, costs, expenses, obligations, and deficiencies (including, without limitation, reasonable attorneys' fees and other costs and expenses of Buyer incident to the defense of any claim that results in litigation, or the settlement of any claim, or the enforcement by Buyer of the provisions of this Section 6.2), caused by, arising out of, resulting from, or relating in any way to, and to pay Buyer any sum that Buyer pays or becomes obligated to pay on account of: (a) injury to or death of any person, persons, or other living things, or loss or destruction of property, resulting directly or indirectly from Sellers' remediation of an Environmental Claim pursuant to Section 5.4(b), to the extent, but only to the extent, that Buyer gives notice to Sellers as provided below in Section 6.4 of any claim for which indemnification is sought no later than 5:00 p.m., Central Daylight Time, on the ninetieth (90th) day after the date on which the remediation of the relevant Environmental Claim is completed; (b) any liability or obligation to third parties (excluding Environmental Claims) arising out of the ownership or operation of the Assets by Sellers prior to the Effective Time, to the extent, but only to the extent, that Buyer gives notice to Sellers as provided below in
Section 6.4 of any claim for which indemnification is sought no later than 5:00 pm., Central Daylight Time, on the ninetieth (90th) day after the date of execution of this Agreement; (c) any breach or default in the performance by any Seller of any material covenant or material agreement of Sellers contained in this Agreement, to the extent, but only to the extent, that Buyer gives notice to Sellers as provided below in Section 6.4 of any claim for which indemnification is sought no later than 5:00 p.m., Central Daylight Time, on the one hundred twentieth (120th) day after the date of execution of this Agreement; or (d) any breach of a material warranty (other than the warranty contained in Section 3.1(o), the remedy for which is set forth in Section 5.7) or an inaccurate or erroneous material representation made by any Seller in this Agreement, to the extent, but only to the extent, that Buyer gives notice to Sellers as provided below in Section 6.4 of any claim for which indemnification is sought no later than 5:00 p.m., Central Daylight Time, on the ninetieth
(90th) day after the date of execution of this Agreement.

     6.3  Indemnities of Buyer.  Notwithstanding the Closing, and regardless of
          --------------------
any investigation made at any time by or on behalf of Sellers or any information Sellers may have, Buyer shall indemnify and hold harmless Sellers and their affiliates, partners, officers, directors, shareholders, employees, agents, and representatives from and against any and all claims, demands, actions, causes of action, suits, controversies, losses, judgments, damages, liabilities, costs, expenses, obligations, and deficiencies (including, without limitation, reasonable attorneys' fees and other costs and expenses of Sellers incident to the defense of any claim that results in litigation, or the settlement of any claim, or the enforcement by Sellers of the provisions of this Section 6.3) caused by, arising out of, resulting from, or relating in any way to, and to pay Sellers any sum that Sellers pay or become obligated to pay on account of: (a) injury to or death of any person, persons, or other living things, or loss or destruction of property, resulting directly or indirectly from Buyer's performance of environmental assessments and inspections on the Assets pursuant to Section 4.2; (b) except to the extent of any amounts by which the Purchase Price is reduced pursuant to Section 4.2 or Section 5.7, and any amounts as to which any Seller becomes obligated to indemnify Buyer under Section 6.2(b), any liability or obligation relating to Environmental Claims pertaining to the Assets, regardless of whether such Environmental Claims originated prior to or after the Effective Time; (c) any liability or obligation to third parties arising out of the ownership or operation of the Assets by Buyer after the Effective Time; (d) any breach or default in the performance by Buyer of any material covenant or material agreement of Buyer contained in the this Agreement, to the extent, but only to the extent, that Sellers give notice to Buyer as provided below in Section 6.4 of any claim for which indemnification is sought on or before 5:00 p.m., Central Daylight Time, on the one hundred twentieth (120th) day after the date of execution of this Agreement; or (e) any breach of a material warranty or an inaccurate or erroneous material representation made by Buyer in this Agreement, to the extent, but only to the extent, that Sellers give notice to Buyer as provided below in Section 6.4 of any claim for which indemnification is sought on or before 5:00 p.m., Central Daylight Time, on the ninetieth (90th) day after the date of execution of this Agreement.

          6.4  Notice of Claims; Defense; Settlement.  Upon the discovery by any
               -------------------------------------
party entitled to indemnification under any provision of this Agreement of facts giving rise to a claim for indemnification hereunder, including the receipt by any such party of notice of any claim, demand, action, cause of action, suit, or controversy, judicial or otherwise, by any third party, the party entitled to indemnification shall give prompt written notice of any such claim to Sellers or Buyer, as appropriate depending upon which of such parties is obligated to provide the requested indemnification. For purposes of this Section 6.4, the party giving notice of a claim and requesting indemnification shall be referred to as the "indemnified party," and Sellers or Buyer, as applicable in its capacity as the party receiving notice of a claim and from which indemnification is sought, shall be referred to as the "indemnifying party." Each such notice shall set forth the facts known to the indemnified party pertaining to the claim and shall specify the manner in which the indemnified party proposes to respond to the claim. Within ten (10) days of the receipt by the indemnifying party of such notice, the indemnifying party shall state in writing to the indemnified party: (a) whether the indemnified party may proceed to respond to the claim in the manner set forth in its notice, or (b) whether the indemnifying party shall assume responsibility for and conduct the negotiation, defense, or settlement of the claim, and if so, the specific manner in which the indemnifying party proposes to proceed. If the indemnifying party assumes control of the claim, the indemnified party shall at all times have the right to participate in the defense thereof and to be represented, at its sole expense, by counsel selected by it. No such claim shall be compromised or settled by either the indemnifying party or the indemnified party, as applicable, in any manner that might adversely affect the interest of the other party without the prior written consent of such other party. As a condition precedent to indemnification under this Agreement, up to the amount of indemnification, the indemnified party shall assign to the indemnifying party, and the indemnifying party shall become subrogated to, all rights, claims, and causes of action of the indemnified party against third persons arising out of or pertaining to the matters for which the indemnifying party shall provide indemnification. The amount of the indemnified party's claim for indemnification shall be reduced by the amount of any insurance reimbursement paid to the indemnified party pertaining to the claim.

          6.5    Punitive, Incidental, and Consequential Damages.  The parties
                 -----------------------------------------------
waive any rights to punitive, incidental or consequential damages resulting from a breach of this Agreement, including without limitation, loss of profits.


                                  ARTICLE VII.
                                  ------------
                                 MISCELLANEOUS
                                 -------------

          7.1    Exhibits.  All of the Exhibits referred to in this Agreement
                 --------
are hereby incorporated to this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a complete set of Exhibits prior to and as of the execution of this Agreement.

          7.2    Taxes and Expenses.  Except as otherwise specifically provided,
                 ------------------
all fees, costs and expenses incurred by Buyer or Sellers in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses. All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. Sellers shall assume responsibility for, and shall bear and pay, all federal income taxes, state income taxes, and other similar taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. Buyer shall assume responsibility for, and shall bear and pay, all state sales and use taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. Sellers shall assume responsibility for, and shall bear and pay, all ad valorem, property, severance, production, excise, and similar taxes and assessments based upon or measured by the ownership of the Assets, the production of hydrocarbons, or the receipt of proceeds therefrom, but exclusive of income taxes (including any applicable penalties and interest) and assessed against the Assets by any taxing authority for any period prior to the Effective Time, and Buyer shall be responsible for, and shall bear and pay, all such taxes and assessments assessed against the Assets by any taxing authority for any period that begins on or after the Effective Time. For purposes of this Agreement, the foregoing proration of ad valorem and other property taxes shall be accomplished at the Closing and shall be based upon the ad valorem and other property taxes actually assessed against the Assets for 1994.

          7.3    Assignment.  This Agreement may not be assigned by Buyer
                 ----------
without prior written consent of Sellers. Unless otherwise expressly consented to by Sellers, any assignment of any rights hereunder by Buyer shall not relieve Buyer of any obligations and responsibilities hereunder. Any Seller may assign its rights and obligations under this Agreement to a qualified intermediary for purposes of effecting a like-kind exchange of properties under Section 1031 of the Internal Revenue Code of 1986, as amended.

          7.4    Preparation of Agreement.  Both Sellers and Buyer and their
                 ------------------------
respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

          7.5    Publicity.  Sellers and Buyer shall consult with each other
                 ---------
with regard to all press releases or other public or private announcements issued or made at or after the date of execution hereof concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Sellers shall issue any such press release or other publicity without the prior written consent of the other party, which shall not be unreasonably withheld.

          7.6    Notices.  All notices and communications required or permitted
                 -------
to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by prepaid telegram, or by telex or facsimile transmission (provided any such telegram, telex, or facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate party at the address for such party shown below or at such other address as such party shall have theretofore designated by written notice delivered to the party giving such notice:

          (a)  If to Sellers:
               -------------

               (i) As to Wofford, G. D. Willis, and G. P. Willis:

               c/o C. J. Wofford
               10575 Katy Freeway, Suite 240
               Houston, Texas 77224
               Telephone No.:     (713) 932-0419
               Facsimile No.:     (713) 932-0760

               (ii) As to Diverse:

               Diverse GP III
               1111 Fannin, Suite 680
               Houston, TX 77002-6922
               Attention:  Mr. Thomas R. Fuller
               Telephone No.:     (713) 650-8716
               Facsimile No.:     (713) 655-7102


               (iii)  As to Travelers:

               Travelers Exploration Company
               2401 Fountainview, Suite 802
               Houston, Texas  77057
               Attention:  Mr. Mario Garcia
               Telephone No.:      (713) 266-4131
               Facsimile No.:      (713) 784-8935

          (b)  If to Buyer:
               -----------

               Amerac Energy Corporation
               700 Louisiana, Suite 3330
               Houston, Texas  77002-2730
               Attention:  Mr. Jeffrey B. Robinson
               Telephone No.:        (713) 223-1833
               Facsimile No.:        (713) 223-5110

          Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or delivered to the telegraph company or transmitted by telex or facsimile transmission, or five (5) days after such notice has either been delivered to a bonded overnight courier or deposited in the United States Mail, as the case may be. The parties hereto may change the address, telephone numbers, and facsimile numbers to which such communications are to be addressed by giving written notice to the other parties in the manner provided in this Section 7.6.

          7.7  ENTIRE AGREEMENT; CONFLICTS.  THIS AGREEMENT AND THE EXHIBITS
               ---------------------------
HERETO COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG SELLERS AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLERS NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 7.7.

          7.8. Parties in Interest.  The terms and provisions of this Agreement
               -------------------
shall be binding upon and inure to the benefit of Sellers and Buyer and their respective legal representatives, successors, and assigns. No other person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of the provisions hereof in accordance with their terms.

          7.9  Amendment.  This Agreement may be amended only by an instrument
               ---------
in writing executed by the parties hereto against whom enforcement is sought.

          7.10 Waiver; Rights Cumulative.  Any of the terms, covenants,
               -------------------------
representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the party hereto waiving compliance. No course of dealing on the part of Sellers or Buyer, or their respective officers, employees, agents, or representatives, nor any failure by Sellers or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such party at a later time to enforce the performance of such provision. No waiver by any party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of Sellers and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

          7.11  GOVERNING LAW; JURISDICTION, VENUE.  THIS AGREEMENT AND THE
                ----------------------------------
LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER SETTLEMENT DOCUMENTS. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE OTHER SETTLEMENT DOCUMENTS SHALL BE LITIGATED IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS.

          7.12  Severability.  If any term or other provision of this Agreement
                ------------
is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          7.13  Counterparts.  This Agreement may be executed in any number of
                ------------
counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.

          IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement on the date first above written.


                                 SELLERS:
                                 -------



                                 -------------------------------------------
                                 C. J. WOFFORD


                                 DIVERSE GP III, a Texas general
                                 partnership


                                 By:
                                    ----------------------------------------
                                 Printed Name:
                                              ------------------------------
                                 Title:
                                       -------------------------------------

                                 TRAVELERS EXPLORATION COMPANY


                                 By:
                                    ----------------------------------------
                                    Mario Garcia
                                    President



                                 -------------------------------------------
                                 GWEN DOHNER WILLIS



                                 -------------------------------------------
                                 GEORGE P. WILLIS, III

                                 BUYER:
                                 -----

                                 AMERAC ENERGY CORPORATION


                                 By:
                                    ----------------------------------------
                                    Jeffrey B. Robinson
                                    President